UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  December 7, 2011

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	NEXTERA ENERGY, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01  Other Events

On December 7, 2011, NextEra Energy, Inc. (NextEra Energy) purchased approximately 6.7 million shares of its common stock at a price of $55.76 per share for an aggregate price of $375 million pursuant to an accelerated share repurchase (ASR) agreement entered into by NextEra Energy under its previously disclosed share repurchase plan. NextEra Energy Resources, LLC, an indirect wholly-owned subsidiary of NextEra Energy, recently closed on a sale of four natural gas-fired power plants and expects to close on the sale of a fifth natural gas-fired power plant in the coming weeks.  These transactions are expected to generate in the aggregate approximately $825 million in cash, a portion of which will be used to repurchase the common stock.  NextEra Energy believes that using a portion of the proceeds from the sale of the plants to repurchase shares is consistent with NextEra Energy's overall strategy of maintaining a capital structure that will support a strong investment grade credit rating.
The total number of shares ultimately repurchased under the ASR agreement will be determined upon final settlement of the transaction, which is expected to occur during the first quarter of 2012. Under the terms of the ASR agreement, NextEra Energy may receive additional shares of common stock or be required to remit a settlement amount, payable, at NextEra Energy's option, in cash or common stock, based on a discount to the average of the daily volume-weighted average price of its common stock during a period of up to approximately three months. All of the repurchased shares will be retired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date:  December 7, 2011

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer

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